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                                                                   EXHIBIT 4.1.2



                            ARTICLES OF AMENDMENT TO
              THE ARTICLES OF INCORPORATION OF MANZANO CORPORATION

         Pursuant to the provisions of Section 53-13-4 NMSA 1978 of the New Mexico Business Corporation Act, Manzano Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         1.   ARTICLE I is amended to read as follows:

"The name of the Corporation is PNM Resources, Inc."

         2.   ARTICLE IV, Section A, is amended to change "One Hundred Seventy
(170) Million shares" to "One Hundred Thirty (130) Million shares" and "Fifty
(50) Million shares shall be Preferred Stock" to "Ten (10) Million shares shall be Preferred Stock".

         The foregoing amendments were adopted by the sole shareholder of the Corporation on April 10, 2001, in the manner prescribed by the New Mexico Business Corporation Act. The number of shares outstanding and entitled to vote on these amendments is 100. All shares were voted in favor of the amendments.

         Dated:  April 10, 2001.

                                     By:            /s/ Jeffry E. Sterba
                                        ----------------------------------------
                                        Jeffry E. Sterba, Chairman, President
                                        & Chief Executive Officer



                                     By:            /s/ Patrick T. Ortiz
                                        ----------------------------------------
                                        Patrick T. Ortiz, Senior Vice President,
                                        General Counsel & Secretary